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                                                                      EXHIBIT 16

September 20, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


RE:    Rurban Financial Corp.
       Commission File Number 0-13507



Dear Sir/Madam:

We have read the first paragraph of Item 4 included in the Form 8-K dated September 20, 2002, of Rurban Financial Corp., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein, except that we are not in a position to agree or disagree with the statement that the change was recommended or approved by the Audit Committee or its Board of Directors.


                       Very truly yours,


                       /s/ Crowe, Chizek and Company LLP